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                                                                 EXHIBIT 10.8(a)

                                SERVICE AGREEMENT

                                     between

EVI Audio GmbH, represented by its managing director Hans-Peter Richter

and

MARK IV AUDIO DEUTSCHLAND GmbH & Co. KG, represented by its managing director Hans-Peter Richter and Prokurist Hugo Welz each having a principal office at 45 Hirschberger Ring, 94315 Straubing and both referred to hereinafter as the "Companies,"

and

Mathias Stieler von Heydekampf, 73 bis Avenue Niel, Paris 75017, referred to hereinafter as "Mr. von Heydekampf."


PREAMBLE

EVI Audio GmbH is acquiring the business of Mark IV Audio Deutschland GmbH & Co. KG; as soon as the formal closing is completed, which is expected to occur by February 28, 1997, EVI Audio GmbH intends to continue the business as before.

In light of the foregoing, the Companies and Mr. von Heydekampf enter into the following agreement:

SERVICE AGREEMENT

Mr. von Heydekampf will be appointed as an additional managing director of EVI Audio GmbH with effect no later than February 17, 1997. Should the acquisition of the business of Mark IV Audio Deutschland GmbH & Co. KG by EVI Audio GmbH be delayed beyond February 28, 1997, Mr. von Heydekampf will also be appointed as an additional managing director of Mark IV Audio Deutschland GmbH & Co. KG as well and employed as such. In addition, Mr. von Heydekampf will be appointed as European sales director with the title "Vice President Marketing and Sales" for Mark IV Audio Europe's business and its successor business EVI Audio Group. He shall be solely responsible for all marketing and sales matters within Europe and shall manage these matters at his own responsibility. Furthermore, the directive attached hereto as attachment 1 shall apply, and shall remain an integral and material part of this agreement.

SCOPE OF RESPONSIBILITIES

Mr. von Heydekampf shall perform his services and manage the Companies in accordance with applicable law and the articles of association. As managing director and sales and distribution manager of Mark IV Audio Europe and its successor EVI Audio Group, Mr. von Heydekampf shall also be responsible for the achievement of the targets described in attachment 1.



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Mr. von Heydekampf shall be responsible only to the president of Mark IV Audio
Europe and, subsequently, the president of EVI Audio Group and shall report directly to him. Mr. von Heydekampf shall be authorized to give instructions to all employees of the marketing and sales division.

AUTHORITY

Mr. von Heydekampf shall be granted authority to represent EVI Audio GmbH and Mark IV Audio Deutschland GmbH & Co. KG jointly with another managing director or a Prokurist.

TERM AND TERMINATION

This service agreement shall take effect on February 17, 1997 and shall be concluded for a fixed term of three years. After expiration of the three-year period, or any subsequent extension thereof, this agreement shall automatically be extended for another two years, unless either Mr. von Heydekampf or the Companies (together or individually, if merged) give 12 months' written notice of termination by registered mail. The right to terminate this agreement for cause in accordance with the provisions of law shall not be affected. For a six-month trial period, this agreement may be terminated by any party by giving one month's notice as of the end of a calendar month by registered mail. In case either of the Companies or both Companies terminate this agreement during the trial period, they shall be obliged to pay compensation to Mr. von Heydekampf in an amount equal to six months of salary, as well as all costs for moving to a place of his choice within Europe. In case of a termination, the Companies (together or individually, if merged) may relieve Mr. von Heydekampf from his obligation to perform, notwithstanding the validity of such termination, provided Mr. von Heydekampf's compensation is continued to be paid and he is authorized to take up a second job.

REMUNERATION

Mr. von Heydekampf shall receive an annual base salary of DM 215,000, paid in twelve equal monthly installments. Such installments shall be payable on the last day of each calendar month, less deductions required by law. The amount of the salary shall be reviewed each year. No reduction of the annual base salary shall not be permitted. In addition to his base salary, Mr. von Heydekampf shall be entitled to a bonus payment in a maximum amount of 40% of his annual base salary. During the first year of his service, the company guarantees a bonus of 10%. If the budget targets are met by 100%, he shall be entitled to a minimum bonus of 20% of his annual base salary. This remuneration compensates all activities by Mr. von Heydekampf, including those for subsidiaries or other related companies, or work on weekends and public holidays. If Mr. von Heydekampf receives compensation from other companies of the group, such amount shall not be credited against his remuneration under this agreement, unless the parties have expressly agreed otherwise. If Mr. von Heydekampf leaves the Company as of the end of a year, he shall be entitled to a full bonus payment. If Mr. von Heydekampf leaves the Company during the year, either by consent or for a reason beyond his control, he shall be entitled to a pro rata bonus payment.

WORKING HOURS, PLACE OF PERFORMANCE, OTHER EMPLOYMENT

Mr. von Heydekampf shall devote all of his working time to the business of Mark IV Audio Europe or its successor EVI Audio Group. In the performance of his duties, he is prepared to




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devote all necessary working time, including occasional work on Saturdays,
Sundays and public holidays.

The place of performance shall be Straubing. Within one month after expiration of the trial period, Mr. von Heydekampf will move his domicile to Straubing or the area around Straubing. The Companies shall bear 100% of the costs of moving; Mr. von Heydekampf will submit two offers from moving companies. Mr. von Heydekampf may not engage in any other professional occupation without the prior written consent of the Companies.

COMPANY CAR, BUSINESS TRAVEL

The Companies will make available to Mr. von Heydekampf a company car, which may also be used for private purposes. All operating costs shall be borne by the Companies. Mr. von Heydekampf shall be entitled to use of a company car having a value of up to DM 80,000 (manufacturer's price list including tax). The policies of Mark IV Audio and the EVI Audio Car Policy shall apply. The brand of the car and the type shall be chosen in agreement with the Companies so that the costs for leasing and insurance are reasonable. Mr. von Heydekampf shall be compensated for all costs of business travel and for business promotional costs, following submittal of written evidence thereof.

VACATION

Mr. von Heydekampf shall be entitled to an annual vacation of 30 working days. Saturdays shall not count as working days. Mr. von Heydekampf will consult with the president of Mark IV Audio Europe and EVI Audio Group when to take such vacation.


ILLNESS AND SALARY CONTINUATION

In case of illness or other inability to perform his services, Mr. von Heydekampf shall communicate such inability and its expected duration to the Companies immediately. In case of extended illness, Mr. von Heydekampf shall submit a doctor's statement after the third day. If Mr. von Heydekampf is unable to perform his services due to illness, he shall be entitled to 100% of his net salary for three months. In case of illness and any recovery or rehabilitation periods under doctor's orders, no vacation days shall be deducted. After expiration of the three-month period during which his salary is to be paid at 100%, he shall be entitled to an additional period of three months paid at the difference between 100% of his net income and any benefits paid by health insurance.

CONFIDENTIALITY

Mr. von Heydekampf shall not disclose any confidential business matters or references, especially business and operational secrets, of which he becomes aware in the context of his activity hereunder. This obligation shall extend beyond the term of his employment for so long as Mr. von Heydekampf is under an obligation not to compete. After expiration of the service agreement, the Companies may prevent Mr. von Heydekampf from competing with the Companies only if the parties agree at that time on a non-competition agreement providing compensation for such restriction which, without taking into account other earnings, equals at least 50% of his net income for the most recent year of his service. Upon termination of this agreement, Mr. von Heydekampf shall return all Company records and data in his possession, regardless of whether such documents are his own property or the property of the Companies or Mark IV Audio Europe, with written confirmation of full compliance. At the same time, Mr. von Heydekampf will declare in writing that any data and programs on his



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personal computers and relating to Mark IV Audio Europe or the Companies have been deleted.

INSURANCE

The Companies will obtain accident insurance for Mr. von Heydekampf, in the amounts of DM 200,000 in case of death and DM 500,000 in case of invalidity.


SIDE AGREEMENTS

This agreement shall take precedent over any prior agreements existing between the parties. The parties confirm that no side agreements have been entered into. Any modifications and additions to this agreement shall be in writing. This agreement shall be subject to German law. The place of performance and place of jurisdiction shall be Straubing.

Signed:  February 21, 1997


/s/ Hans-Peter Richter              /s/Prokurist Hugo Welz    /s/ Mathias Stieler von Heydekampf
----------------------              ----------------------    ----------------------------------
Hans-Peter Richter                  Prokurist Hugo Welz       Mathias Stieler von Heydekampf

Mark IV Audio Deutschland GmbH & Co. KG

/s/ Hans-Peter Richter
----------------------
Hans-Peter Richter

EVI Audio GmbH



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